Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
First Indiana Corporation:

We consent to the use of our report dated February 27, 2004, with respect to the consolidated balance sheets of First Indiana Corporation as of December 2003 and 2002, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference. Our report refers to a change in the method of accounting for goodwill and other intangible assets.

/s/ KPMG LLP

Indianapolis, Indiana
October 1, 2004